Exhibit 10.5

This is a translation into English of the official Hebrew version of this agreement. In the event of a conflict between the English and Hebrew texts, the Hebrew text shall prevail.

Agreement for the Allotment of Shares and Warrants

Entered into and signed on December 25, 2024

Between:	TurboGen Ltd.
Company no. 515086056
of 22 Efal Street, Petah Tikva 4951122
(the “Company”)
of the first part;

And:	Alex Katz
(the “Investor”)
of the second part;

Whereas:	the Company is a public company, whose shares are listed for trade on the Tel Aviv Stock Exchange Ltd. (the “TASE”); and

Whereas:	the Investor is an individual who is included among the investors listed in the First Schedule to the Securities Law, 5728-1968 (the “Securities Law”), who wishes to purchase the Company’s securities by way of a private placement pursuant to Section 15A(a)(1) of the Securities Law; and

Whereas:	the Company wishes to allot securities of the Company to the Investor by way of a private placement, all as specified in this Agreement; and

Whereas:	prior to the signing of this Agreement, the Investor notified the Company and gave his consent to the conversion of all convertible loans that he had extended to the Company into the Company’s ordinary shares, in accordance with the agreements of December 1, 2022 (including the letter of consent of November 28, 2024) and of July 2, 2023, and as a result, all of the Company’s securities that were allotted to him by virtue of such agreements up to the date of signing of this Agreement have expired, been cancelled and no longer confer any rights on him (the “Conversion Notice in respect of the Convertible Loans”); and

Whereas:	the allotments contemplated herein are subject to the approval of the Company’s authorized organs, including the Company’s board of directors and the general meeting of the Company’s shareholders, as well as the approval of TASE, all as specified herein; and

Whereas:	the parties wish to set and establish, as part of this Agreement, their legal relations with respect to the terms of allotment of the Company’s securities to the Investor, all in accordance with and subject to the provisions hereof.

Now therefore it has been stipulated, represented and agreed by and between the parties as follows:

1.	Preamble and interpretation

1.1	The preamble to this Agreement and its annex constitutes an integral part hereof.

1.2	The division of this Agreement into sections and subsections, and the headings appearing herein, are made for convenience only and shall not be used for purposes of interpretation.

1.3	In this Agreement, the singular shall include the plural, and vice versa, and the masculine gender shall include the feminine gender, and vice versa, all as the context may require, unless expressly stated otherwise.

1.4	No provision of the terms and conditions contained herein shall derogate from any other term or provision of this Agreement, but shall rather supplement the same, unless stated otherwise in this Agreement.

2.	The Company’s representations

The Company represents to the Investor that it is aware that the Investor agreed to engage in this Agreement in full reliance on the representations and statements made by the Company herein, and that it undertakes that each of the representations and statements set forth in this Agreement is true and accurate in all respects as of the date of signing of this Agreement, as detailed below:

2.1	The Company is a public company, limited by shares and duly registered in Israel, whose shares are listed on the TASE.

2.2	The Company’s authorized share capital consists of a total of 100,000,000 ordinary shares, equal in rights, of par value ILS 0.01 each (the “Ordinary Shares”). The Company’s register of securities is in accordance with the Company’s immediate report of December 8, 2024 (Ref. no: 2024-01-622703).

2.3	The Allotted Shares (as defined below) shall rank pari passu in all respects with the Ordinary Shares and shall be allotted when fully paid, being clear of any debt, charge, pledge, lien or any other third party right other than as specified in the Company’s articles of association and under any law, including the TASE’s Regulations (“Free and Clear”).

2.4	Subject to the provisions of Section 5 below, any and all approvals required from the authorized organs of the Company and/or from third parties (if required) for the Company’s engagement in this Agreement and for the performance of its undertakings hereunder have been obtained. There is no legal or contractual impediment to the Company’s engagement in this Agreement and/or to the performance of any undertaking hereunder.

2.5	The Company undertakes to notify the Investor of any change in any of the representations set forth in this section immediately upon its occurrence, and in any event no later than 12 hours from the occurrence of such change.

3.	The Investor’s representations

The Investor represents to the Company that he is aware that the Company agreed to engage with him in this Agreement in full reliance on his representations and statements herein, and that each of his representations and statements set forth below is true and accurate in all respects as of the date of signing of this Agreement, as detailed below:

3.1	The Lender is an individual, a resident and citizen of the State of Israel, and for purposes of Section 15A(b)(1) of the Securities Law, the Investor meets the conditions set forth in the First Schedule to the Securities Law.

3.2	The Investor has all of the means required to fully and properly perform all of his undertakings under this Agreement, and has sufficient ability and business experience to assess the business risks inherent in this Agreement. In this context, the Investor has reviewed all of the Company’s public disclosures, including the H1/2024 financial statements, and is aware of the Company’s capital deficit as of June 30, 2024, and of the Company’s current financial condition and the limited financing sources available to the Company as of the date of signing of this Agreement.

3.3	The Investor represents that he received all of the information required for him in order to make the investment in the Company.

3.4	The Investor has considered the transaction’s tax aspects applicable to him, and the Company has not made any representation to the Investor in any of these matters. The Investor agrees that he alone shall bear all tax liabilities in respect of the securities to be allotted to him by the Company, payment therefor or for any other act of the Company and/or the Investor. The Investor is aware that the Company shall withhold any and all taxes, including withholding tax, in accordance with any law. Without derogating from the foregoing, the Investor is aware that the allotment/sale of the Company’s securities may have tax implications. It is clarified that it is recommended that the Investor consult a tax advisor regarding the tax implications arising from these events.

3.5	The Lender has obtained any and all permits and approvals required under any law, in connection with his engagement in this Agreement and the fulfillment of his undertakings hereunder.

3.6	This Agreement was duly signed by the Investor and the Investor’s undertakings thereunder constitute valid, binding and enforceable undertakings.

3.7	There are no agreements, whether written or oral, between the Investor and any shareholder of the Company and/or any holder of the Company’s securities or any others (in whole or in part), regarding the purchase or sale of the Company’s securities, or regarding voting rights in the Company, other than the Convertible Loan and Warrants Agreement dated December 1, 2022 (and the letter of consent dated November 28, 2024 in connection with such agreement), other than the Convertible Loan and Warrants Agreement dated July 2, 2023 (and the letter of assignment dated July 16, 2023 in connection with the transfer of one half of the rights and obligations under such agreement), other than the Consulting Agreement dated July 2, 2023, and other than the Share and Warrants Allotment Agreement dated December 25, 2024 (the “Prior Agreements”).

3.8	As of the date of signing of this Agreement, taking into account the allotments pursuant to this Agreement, the Investor’s total holdings in the Company (together with additional holdings of the Investor in the Company’s securities, if any) shall exceed 5% of the Company’s issued and paid-up share capital and of the voting rights therein.

3.9	No securities of the Company have been allotted to the Investor or to anyone on his behalf, to his relative, to a controlling shareholder of his, to a corporation controlled by its controlling shareholder, or a relative of the controlling shareholder.

3.10	In order to enable the Company to allot the Allotted Shares and/or the additional shares and/or the Exercise Shares, the Investor undertakes to sign any document that may be required and necessary under any law and/or under the Company’s articles of association. However, it is clarified that the Company shall not be obligated to allot such shares to the Investor if such allotment would cause the Company to violate any provision of law and/or any mandatory disclosure requirement.

3.11	The Investor is aware that:

3.11.1	The Allotted Shares and the Exercise Shares (as defined below) shall be subject to resale restrictions (lock-up) with respect to transactions therein, in accordance with the provisions of Section 15C of the Securities Law and pursuant to the Securities Regulations (Details Regarding Sections 15A to 15C of the Law), 5760-2000 (the “Restrictions”), and undertakes to comply with such Restrictions. For convenience only, the Restrictions arising from the aforesaid provisions of law are attached hereto as Annex A, in the language in effect as of the date of signing of this Agreement. For the avoidance of doubt, it is clarified that the Restrictions shall also apply in the event that such shares are transferred to another.

3.11.2	The Allotted Shares and the Exercise Shares (as defined below) are acquired by him on an as-is basis, without any representation, warranty, or indemnity on the part of the Company, other than as expressly specified in this Agreement, and he shall have no right of action and/or demand and/or argument against the Company or anyone on its behalf with respect to the Company and its condition and/or the Allotted Shares and/or the Exercise Shares (as defined below).

3.11.3	The Company may, from time to time, grant other warrants and shares and allot other securities to various entities and individuals, all at its sole discretion.

3.11.4	Upon receipt of approval by the Company’s authorized organs, or at a later date, the Company may release an immediate report regarding the engagement in this Agreement, and regarding the allotment of the securities to be allotted to the Investor by virtue thereof, in accordance with the provisions of the Securities Law and the regulations promulgated thereunder, including (insofar as required) regarding the details of the Investor, the securities to be allotted to him under this Agreement and their conditions.

3.11.5	The Investor shall not be entitled to receive the Allotted Shares and/or the Exercise Shares (as defined below) from the Company prior to the full payment of any tax that the Company may be required, if any, to withhold at source, as required by law.

3.12	The Investor undertakes to notify the Company of any change in any of the representations in this section immediately upon its occurrence, and in any event no later than 12 hours from the occurrence of such change.

4.	The allotted securities

4.1	The Allotted Shares

4.1.1	Allocation of the Allotted Shares

Subject to the provisions of Section 5 below, on the Completion Date (as defined below), in consideration for a total cash amount of ILS 500,000, the Company shall allot to the Investor a total of 74,627 Ordinary Shares of the Company (i.e. at a price per share of ILS 6.70) (the “Allotted Shares” and the “Consideration” or the “Investment Amount”, as applicable, respectively).

The Investor undertakes to transfer to the Company the full amount of the Consideration, on account of the Investment Amount, within 45 days from the date of signing of this Agreement.

The transfer of the Investment Amount as aforesaid shall be made by way of a wire transfer or RTGS transfer, to the bank account held in the name of the Company, following which evidence of such transfer shall be provided to the Company.

The parties agree that, upon receipt of the Consideration by the Company as aforesaid, the Company shall be entitled to use the full amount of the Consideration, at its sole discretion.

4.1.2	The allotment of the Additional Shares in the event of an additional financing round

In the event that the Company raises capital, or performs a merger or acquisition, or conducts a rights offering, as part of a new engagement that did not exist at the time of signing of this Agreement, at a price per share lower than ILS 6.70 (the “Additional Funding Price” and the “Additional Funding”, respectively), the Investor shall be entitled to the Additional Shares, provided that completion of such Additional Funding is effected within 18 months from the date of the actual allotment of the Allotted Shares to the Investor (in this Section 4.1.2, the “Adjustment Period”), all subject to compliance with the provisions of the TASE’s regulations and directives promulgated thereunder, as being at such time, including with respect to the minimum price per share provisions.

For purposes of this section only, the “Additional Shares” – a number equal to the (positive) difference between (a) the quotient obtained by dividing the Investment Amount by the Additional Funding Price, and (b) the number of the Allotted Shares, provided that the price per share shall be no lower than the minimum price per share in accordance with the provisions of the TASE Regulations and directives promulgated thereunder.

For example, if the Additional Funding Price is set at ILS 5.00 per share:

(The Investment Amount (ILS 500,000) / by the Additional Funding Price (ILS 5) - (the number of the Allotted Shares (74,627))[1] = the number of the Additional Shares (25,373)

[1]	For the avoidance of doubt, all of the figures set forth in this example are provided for illustrative purposes only to demonstrate the method of calculation of the number of Additional Shares, and shall not be deemed to determine the Additional Financing Price.

It is clarified that, in the event that during the Adjustment Period and prior to the Additional Funding the Company performs a share split, share consolidation, distribution of bonus shares or share exchange, or any other event of a similar nature (in this paragraph: an “Event”), adjustments shall apply such that the number of Additional Shares to be allotted to the Investor following the Additional Funding shall be decreased or increased, and shall equal the number of Ordinary Shares to which the Investor would have been entitled as a result of such Event had the Additional Shares been allotted to the Investor prior to such Event.

For the avoidance of doubt, it is clarified that if the Additional Funding is not completed by the end of the Adjustment Period, the Investor shall not be entitled to the Additional Shares or any portion thereof. It is further clarified that the allotment of the Additional Shares is subject to the TASE’s approval for their listing and to the condition that the price per share shall be no lower than the minimum price in accordance with the provisions of the TASE’s Regulations and directives issued thereunder.

The calculation of any adjustments required pursuant to the provisions of this Section 4.1.2 above, if any, shall be made by the Company, and its determination shall be final in this respect.

4.1.3	Rights attached to the Allotted Shares and the Additional Shares

The Allotted Shares and the Additional Shares (if allotted to the Investor) shall rank pari passu in all respects with the Ordinary Shares of the Company and shall be registered in the name of the nominee company of the Tel Aviv Stock Exchange Ltd. or in the name of the nominee company through which the Company’s shares are held from time to time (the “Nominee Company”).

4.2	The Allotted Warrants

4.2.1	Allocation of the Allotted Warrants, the Exercise Price and the Expiration Date

Subject to the provisions of Section 5 below, and without derogating from the provisions of Section 4.2.4 below, on the Completion Date (as defined below), the Company shall allot to the Investor, for no consideration (the “Allotted Warrants”):

a.	74,627 warrants not listed on the TASE, exercisable into up to 74,627 Ordinary Shares of the Company, subject to payment of a Exercise Price of ILS 10.50 per option (not linked to any index), exercisable from the date of their actual allotment until the expiry of 12 months from the date of their actual allotment (the “Allotted Warrants A”); and

b.	457,143 warrants not listed on the TASE, exercisable into up to 457,143 Ordinary Shares of the Company, subject to payment of Exercise Price of ILS 8.00 per option (not linked to any index), exercisable from the date of their actual allotment until the expiry of 12 months from the date of their actual allotment (the “Allotted Warrants B”).

For the avoidance of doubt, it is clarified that all of the Allotted Warrants granted to the Investor which have not been exercised by the applicable expiration dates specified above, as the case may be (inclusive) (the “Expiration Date”), shall expire and shall no longer confer any rights on the Investor.

4.2.2	Exercise of the Allotted Warrants

4.2.2.1	The exercise of the Allotted Warrants by the Investor shall be carried out in installments, at the Investor’s discretion, provided that in each installment at least 25% of the number of Allotted Warrants A or of the number of Allotted Warrants B (as applicable), as in effect on the date of signing of this Agreement, shall be exercised, by way of delivery of a written notice to the Company, which shall include, inter alia, the name of the Investor and the product of the Exercise Price (as detailed in Section 4.2.1 above) by the number of the Allotted Warrants he wishes to exercise (the “Exercise Price” and the “Exercise Notice”, respectively).

4.2.2.2	The exercise of the Allotted Warrants shall be in effect upon receipt by the Company of the Exercise Notice and payment of the Exercise Price in respect of the Allotted Warrants to the Company’s account. For the avoidance of any doubt, it is clarified that the shares derived from the exercise of the Allotted Warrants (the “Exercise Shares”) shall be credited to the Investor in practice (if he requests to exercise the Allotted Warrants) only after their registration for trade in accordance with the provisions of the TASE’s Regulations and the directives issued thereunder. The Company shall act to procure the registration of the Exercise Shares on the TASE shortly after receipt of the Exercise Price, and shall hold the consideration paid for the Exercise Shares in trust for the Investor and shall make no use thereof until the Exercise Shares are credited to the Investor.

It is clarified that, in accordance with the provisions of the TASE’s Regulations and the directives issued thereunder, the exercise of the Allotted Warrants shall not be made on the record date for the distribution of bonus shares, a rights offering, a dividend distribution, a share consolidation, a share split or a reduction of share capital (a “Corporate Event”). In addition, if the ex-date of a Corporate Event occurs prior to the record date of such Corporate Event, the exercise of the Allotted Warrants shall not be made on such ex-date. In any such case, the allotment date resulting from the exercise of the Allotted Warrants shall be deferred to the first trading day following the ex-date.

4.2.2.3	The Allotted Warrants shall be exercisable into whole Ordinary Shares only, such that each Allotted Option exercised shall entitle the Investor to receive one Ordinary Share, and in any event, no fractional shares shall be issued as a result of such exercise, and any fractional shares that would otherwise result from such exercise shall be rounded down to the nearest whole number.

4.2.2.4	The Exercise Shares derived as a result of the exercise of the Allotted Warrants shall rank pari passu in all respects with the Ordinary Shares of the Company and shall be registered in the name of the Nominee Company.

4.2.3	Adjustments

Subject to the provisions of the TASE’s Regulations and the directives issued thereunder, the Allotted Warrants and the Exercise Shares shall be subject to the following adjustments:

4.2.3.1	Change in the capital structure of the Ordinary Shares – in the event that the Company performs a share split, consolidation, distribution or exchange of shares, or any other event of a similar nature (in this section: an “Event”), following the grant date, prior to the exercise date of the Allotted Warrants and prior to the Expiration Date, adjustments shall be made such that the number of shares to be issued upon exercise of the Allotted Warrants shall be proportionally decreased or increased, as if the Allotted Warrants had been exercised prior to such Event, and the Exercise Price payable per share shall be (correspondingly) increased or decreased, such that in any case the aggregate consideration payable upon exercise of the Allotted Warrants shall remain unchanged.

4.2.3.2	Dividend – in the event that the Company distributes a cash dividend to its shareholders, where the record date for payment falls within the exercise period, the Exercise Price shall be reduced on the ex-dividend date by the gross amount (prior to tax) of the dividend paid per one Ordinary Share, provided that the Exercise Price shall not be reduced below the par value.

4.2.3.3	Distribution of bonus shares – in the event that the Company distributes bonus shares and the record date for such distribution falls during the exercise period, the number of Ordinary Shares to which the Investor shall be entitled upon exercise of the Allotted Warrants shall be increased (accordingly), by the number of Ordinary Shares that the Investor would have been entitled to receive as bonus shares had the Allotted Warrants been exercised prior to the record date for the bonus share distribution. Correspondingly, the Exercise Price shall be reduced as a result of the increase in the number of Exercise Shares to which the Investor is entitled due to the distribution of bonus shares, such that in any event the total consideration payable upon exercise of the Allotted Warrants shall remain unchanged.

The calculation of any adjustments required pursuant to the provisions of this Section 4.2.3 above, if required, shall be made by the Company, and its determination shall be final in this respect.

It is clarified that, in accordance with the provisions of the TASE’s Regulations and the directives issued thereunder, the Investor shall not be entitled to any adjustment in respect of the Allotted Warrants in the event of a rights offering.

4.2.4	Adjustment of Exercise Price in the case of Additional Funding for the Allotted Warrants A

If, from the Completion Date until the Expiration Date, the Company carries out an Additional Funding at the Additional Funding Price (as defined in Section 4.1.2 above), the Investor shall be entitled to exercise the Allotted Warrants A (in whole or in part) in consideration for the Reduced Exercise Price, provided that such exercise of the Allotted Warrants A is carried out by no later than the end of the Adjustment Period (as this term is defined in Section 4.1.2 above) (and provided that the Expiration Date has not occurred), in accordance with the provisions of Section 4.2.2 above (mutatis mutandis), all subject to compliance with the provisions of the TASE’s Regulations and the directives issued thereunder, as being at such time, including with respect to the minimum price per share provisions.

The “Reduced Exercise Price” – a cash amount reflecting the product of: (1) the total number of Allotted Warrants A in respect of which an Exercise Notice has been delivered; and (2) the product obtained by multiplying the Additional Funding Price by the ratio derived from dividing the Exercise Price by the price per share specified in Section 4.1.1 above, provided that the minimum price per one Ordinary Share shall be no lower than as provided in the TASE’s Regulations and the directives issued thereunder, as being at such time.

For example, if the Investor seeks to exercise a total of 100,000 Allotted Warrants A as part of the Additional Funding, and the Additional Funding Price is set at ILS 5 per share[2]:

The Allotted Warrants A (100,000) * the Additional Funding Price (ILS 5) * (the Exercise Price (ILS 10.50) / per-share price (ILS 6.70) = total consideration payable by the Investor in respect of the Exercise Price in this example above (ILS 783,582)

For the avoidance of doubt, it is clarified that if the Investor does not exercise the Allotted Warrants by the end of the Adjustment Period (as this term is defined in Section 4.1.2 above) (provided that the Expiration Date has not occurred), the Investor shall not be entitled to the adjustment set forth in this Section 4.2.4 above, and the Exercise Price shall be as specified in Section 4.2.1 above (as the case may be).

[2]	It is clarified that all of the figures set forth in this example are provided for illustrative purposes only of the Reduced Exercise Price mechanism, and shall not be deemed to determine the Additional Funding Price.

The calculation of any adjustments required pursuant to the provisions of this Section 4.2.4 above, if any, shall be made by the Company, and its determination in this respect shall be final.

For the avoidance of doubt, it is clarified that the adjustment to the Exercise Price in the event of an Additional Financing, as set forth in this Section 4.2.4 above, is done solely with respect to the Allotted Warrants A, and such adjustment shall not apply to the Allotted Warrants B.

5.	Conditions precedent

It is agreed that this Agreement is conditional on the fulfilment of all of the conditions precedent set forth below, and shall take effect subject to the fulfillment of:

5.1	Payment of the full Consideration as provided in Section 4.1.1 above.

5.2	Completion of the conversions in accordance with the Conversion Notice in connection with the convertible loans.

5.3	Receipt of any and all approvals required by law for the engagement in this Agreement, including the approvals of the Company’s authorized organs, including with respect to the allotment of the Allotted Shares and the Allotted Warrants.

5.4	Receipt of the TASE’s approval for the listing of the Allotted Shares and of the shares to be derived from the Allotted Warrants.

The Company shall notify the Investor upon the fulfillment of all of the conditions precedent set forth in Sections 5.1 through 5.3 (inclusive) above (the “Company Notice”).

If the conditions precedent set forth in Sections 5.1 through 5.3 (inclusive) above are not fulfilled within 60 days from the date of signing of this Agreement, and the parties have not agreed in writing to extend such period, this Agreement shall be null and void, the Investment Amount shall be immediately refunded in full to the Investor, without any deduction, and neither party shall have any remedy or right by virtue thereof against the other pursuant to law.

6.	Completion date

Within no later than 3 business days from the date of the Company Notice (the “Completion Date”), the Company shall allot the Allotted Shares to the Investor, through the nominee company of the Tel Aviv Stock Exchange Ltd. (the “Nominee Company”), and in this context shall instruct the Nominee Company to credit the Investor’s securities account, the details of which shall be provided by the Investor.

7.	Transfer of rights and assignment of obligations

7.1	The Company shall not transfer its rights and/or obligations under this Agreement, in whole or in part, to any third party. Any assignment/ transfer of rights and/or obligations made, if any, contrary to the provisions of this section shall be null and void and of no legal effect.

7.2	The Investor shall be entitled to transfer the Allotted Warrants and/or his rights and/or obligations under this Agreement, in whole or in part, to any third party, other than to a person or entity or another party who has been charged with or convicted of a criminal offense or an offense involving moral turpitude, and further provided that such transferee undertakes to comply with all of the provisions of law, including compliance with the Restrictions set forth in Section 3.11.1 above. Any assignment/transfer of rights and/or obligations made, if any, that is contrary to the provisions of this section shall be null and void and of no legal effect. In addition, in proximity to the signing of any agreement relating to such transfer, the Investor shall notify the trustee thereof in writing within 3 days. It is clarified that nothing herein shall prevent the Investor from selling or transferring the Allotted Shares and/or the Exercise Shares and/or part thereof, subject to the provisions of any law, including the Restrictions as set forth in Section 3.11.1 above.

7.3	Notwithstanding the provisions of Section 7.2 above, the Investor may transfer his rights and/or obligations under this Agreement, in whole or in part, to a company under his control and wholly owned by him and/or to a third party who is a first-degree family member only.

8.	Miscellaneous

The provisions below shall apply to this Agreement and bind the parties, as follows:

8.1	This Agreement exhausts the entire agreement between the parties and supersedes any and all prior understanding, representation, agreement, draft or undertaking, whether direct or for the benefit of any third party, as well as any prior negotiations, summaries, MOUs, understandings or agreements relating to this Agreement, whether written or oral, and none of the foregoing shall be used for the interpretation of this Agreement.

8.2	For the avoidance of doubt, it is hereby clarified and agreed that upon the fulfillment of all of the conditions precedent as set forth in Section 5 above, the Prior Agreements shall be cancelled and shall not confer any rights on the Investor.

8.3	No amendment, modification or addendum to this Agreement, and no waiver, consent, arrangement or extension (a “Waiver”), shall be valid or binding upon the parties to this Agreement unless made in writing and duly signed by all parties to this Agreement. If the Waiver is valid, it shall apply solely to the specific instance and purpose for which it was granted and shall not create any estoppel or preclusion with respect to any future matter. Any Waiver granted by one party to this Agreement to the other party shall not constitute a precedent and/or construed as creating any analogy with respect to any similar and/or different and/or other case. Refrainment of any party to the Agreement to exercise any right available thereto under this Agreement or under any law, or failure to timely use such right, shall not be deemed a Waiver of such right on his part.

8.4	No provision of this Agreement shall be construed as an undertaking and/or agreement by the Company to employ or to receive services from the Investor and/or any person on his behalf, or as limiting the Company’s right to terminate his employment or the engagement with him at any time, at its sole discretion and in accordance with the law (to the extent the Company employs or engages him in any manner).

8.5	Each party shall bear its expenses under this Agreement.

8.6	This Agreement and any matter arising therefrom shall be governed exclusively by the Israeli law (without the choice of law rules of the Israeli law), and no other law shall apply. The provisions of the TASE’s Regulations and the directives issued thereunder shall prevail over the provisions of this Agreement, including with respect to the minimum price.

8.7	The exclusive jurisdiction with respect to any matter arising in connection with this Agreement and its performance shall lie solely with the competent court in Tel Aviv-Jaffa, which shall serve as the exclusive venue.

8.8	Any notice delivered by one party to another in connection with this Agreement shall be in writing and delivered by hand or sent by registered post to the addressee’s address specified in the preamble to this Agreement (or to such other address as the parties may notify each other from time to time), or sent by e-mail to the address specified in the preamble to this Agreement (or to such other address as the parties may notify each other from time to time). Any such notice shall be deemed to have reached its destination upon delivery thereof (if delivered by hand), or within one business day from the date of transmission thereof by e-mail, or within 3 business days from the date of dispatch thereof by registered post, as the case may be.

The Investor hereby represents that he has read this Agreement and he agrees to all of its terms and restrictions, including all terms applicable to the Allotted Shares and the Allotted Warrants.

In witness whereof, the parties have hereunto set their hands:

/s/ Alex Katz	/s/ Turbogen Ltd.
The Investor	The Company

Annex A

Restrictions on Resale

Section 15C of the Securities Law, 5728-1968

15C.	(a) Notwithstanding the provisions of Section 15B(3), a public offering shall be deemed as –

(1)	An offering during the course of trading on the stock exchange of securities listed therein, which were allotted to the offeror by an issuer in an offering pursuant to Section 15A(a)(1)(4) or (7), or in an offering made outside of Israel other than according to a prospectus, if the period prescribed in the regulations from the date of allotment has not yet elapsed, or if the additional periods prescribed in the regulations have not yet elapsed and, in each of the additional periods, one of the following has occurred:

(a)	The number of the securities offered exceeds the number prescribed in the regulations;

(b)	The percentage of the issued and paid-up share capital of the corporation whose securities are offered exceeds the percentage prescribed in the regulations;

The provisions of this paragraph shall also apply to securities purchased during such period or additional periods, as applicable, other than according to a prospectus and not during the course of trading on the stock exchange, from the offeror or from a corporation controlled by the corporation whose securities are offered, as well as to securities resulting from the exercise or conversion of securities allotted as stated in this paragraph;

(2)	(Deleted).

(b)	The provisions of paragraph (a) shall not apply to an offer made in the course of trading on the stock exchange by the State, or by anyone who purchased securities that were offered by the State in the course of a privatization, within the meaning thereof in Section 15B.

Regulation 5 of the Securities Regulations (Details for Purposes of Sections 15A to 15C of the Law), 5760-2000

5. (a) The period from the day of allotment for purposes of Section 15C(a)(1) of the Law, with respect to securities allotted to the offeror by an issuer pursuant to Sections 15A(a)(1), (4) or (7), or in an offering made outside of Israel other than according to a prospectus, shall be six months; the period with respect to securities so allotted by an issuer to a corporation under its control shall be one year.

(b) The additional periods for purposes of Section 15C(a)(1) of the Law, with respect to securities allotted to the offeror by an issuer pursuant to Sections 15A(a)(1), (4) or (7), or in an offering made outside of Israel other than in accordance with a prospectus, shall be six consecutive quarters; the period with respect to securities so allotted by an issuer to a corporation under its control shall be eight consecutive quarters.

(c) The number of securities that may be offered on any trading day on the stock exchange for purposes of Section 15C(a)(1)(a) of the Law shall be the daily average of the stock exchange trading volume of securities of the type being offered during the eight-week period preceding the day of the offering.

(d) The percentage for purposes of Section 15C(a)(1)(b) of the Law, as of the day of the offering, shall be one percent of the issued and paid-up share capital of the corporation whose securities are offered, during each quarter; in this regulation, “issued and paid-up share capital” – other than shares resulting from the exercise or conversion of convertible securities that were allotted up to the day of the offering and have not yet been exercised or converted.

(e) The period for purposes of Section 15C(a)(2) of the Law shall be two years from the day of allotment.

(f) In this regulation, “quarter” means a period of three months; the first quarter shall commence at the end of the period stated in sub-regulation (a), as applicable.